Exhibit 21.1

Subsidiaries of Mesa Laboratories, Inc.

March 31, 2021

The following is a listing of subsidiaries of Mesa Laboratories, Inc., a Colorado corporation

Name	Country of Incorporation or Organization
Gyros DE GmbH	Germany
Gyros Finans AB	Sweden
Gyros France Sarl	France
Gyros Japan KK	Japan
Gyros Patent AB	Sweden
Gyros Protein Technology AB	Sweden
Gyros Protein Technology Holding AB	Sweden
Gyros U.K. Ltd.	United Kingdom
Gyros U.S. Inc.	United States
IBP Medical GmbH	Germany
Mesa Canada, Inc.	Canada
Mesa France SAS	France
Mesa Germany GmbH	Germany
MLI Sweden Holdco AB	Sweden
Protein Technologies, Inc.	United States
Simicon GmbH	Germany